Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Azitra, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered		Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Rule 457(c)	2,245,968	(1)(2)	$0.22495	505,230.51	0.00015310	$78.00
Total Offering Amounts						505,230.51		$78.00
Total Fees Previously Paid								-
Total Fee Offsets								-
Net Fee Due								$78.00

(1)	Represents an aggregate of 2,245,968 shares of Common Stock issuable to the Selling Stockholders upon exercise of the Warrants.

(2)	Pursuant to Rule 416 under the Securities Act, the shares of Common Stock being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares of Common Stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low price per share of the registrant’s Common Stock as reported on the NYSE American on July 15, 2025, which date is within five business days prior to filing this registration statement.